Exhibit 99.2

              DRESSER INDUSTRIES, INC. LETTERHEAD

                                          Donald R. Galletly (214/740-6757)

    January 27, 1994                                  FOR IMMEDIATE RELEASE

                      Dresser to Sell M-I Drilling Fluids
                             to Smith International

    DALLAS, TEXAS ... Dresser Industries, Inc. (NYSE: DI) announced today that it has agreed in principle to sell its 64 percent interest in M-I Drilling Fluids Company to Smith International, Inc. (NYSE: SII). M-I
    Drilling  Fluids Company  is  currently owned  jointly  by Dresser  (64 percent) and Halliburton (36 percent). The purchase price for Dresser's share of M-I is $160 million.

         Dresser is undertaking the sale to comply with the terms of the agreement reached with the Antitrust Division of the U.S. Department of Justice regarding Dresser's recently completed acquisition of Baroid Corporation. Dresser will remain in the drilling fluids business through its wholly owned subsidiary Baroid Drilling Fluids Inc.

         The completion of the transaction is subject to the negotiation and execution of a definitive agreement, approval from both the Smith and Dresser boards of directors, the consent of minority partner Halliburton Company and certain regulatory approvals.

         Headquartered in Dallas, Dresser is a leading supplier of highly engineered products and services utilized in hydrocarbon energy-related activities throughout the world.
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